Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E0317582017 - 3 Filing Number 20211162481 Filed On 1/4/2021 1:58:00 PM Number of Pages 2

CERTIFICATE OF AMEI \ DMENT TO ARTICLES OF [ \ /CORPORATION FOR NEVADA PROFIT CORPORATIOI \ 'S (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. 't \ 'ame of Corporation: IIOT - OXYS, Inc. 2. The Articles have been amended as follows : Section 3 is hereby amended to read as follows: 3. Authorit:ed Stock: Number of shares ,,vith par value: 1,010,000,000 Par value per share: $0.001 Number of shares without par value: 0 The aggregate number of shares which the Corporation shall have the authority to issue is one billion ten million (1,010,000,000) shares. One billion (1,000,000,000) shares shall be designated common stock and shall have a par value of $0.001. Ten million (10,000,000) shares shall be designated preferred stock and shall have a par value ofS0.001 per share. 3 The vote by whid 1 the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case ofa vote by classes or series, or as may be required by the provi ions of the Articles of Incorporation have voted in favor of the amendment is : 95 . 11% . 4 . Effective date of filing : January 18 , 2021 ·}eel \ .,, - <... \ 5. Signature: , ' -- ' _ Clifford I. Emmons, Chief Executive Officer